EFP ROTENBERG LLP
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Certified Public Accountants | Business Consultants

February 7, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on July 10, 2013, to be filed by our former client, Alternate Energy Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York

280 Kenneth Drive, Suite 100 | Rochester, NY 14623 | P 585.427.8900 | TF 800.546.7556 | F 585.427.8947 | E info@EFPRotenberg.com | EFPRotenberg.com